Exhibit 99.1

WorldGate Releases Third Quarter 2003 Earnings and Announces Volume Manufacturing Agreement for the Ojo Personal Video Phone

Trevose, Pa., November 5, 2003 — WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the third quarter ended September 30, 2003.  Key operating highlights of the quarter included:

•         Completion of the sale of certain assets to TVGateway for a total of $3.0 million

•         Sale of excess and slow moving inventory and equipment generating an additional $700,000

•         Transition of the company focus from Interactive TV to the Ojo personal video phone

•         Streamlined staff to 27 people, reducing costs and maintaining the broadband expertise necessary for videotelephony

•         Completion of an agreement with Mototech, Inc., a division of Accton Technology Corporation, for the manufacture of WorldGate’s Ojo personal video phone.

•         Extension of  NASDAQ Small Cap listing until at least January 3, 2004

•         Engagement of Grant Thornton as the Company’s new audit firm replacing Pricewaterhouse Coopers

WorldGate has been developing and continues to develop, a video phone with high quality, full motion video.  “The Company believes that it has overcome many of the historical obstacles to consumer acceptance of video telephone products by producing a unique combination of superior technology and a consumer-friendly style” notes Hal Krisbergh the Company’s Chairman and CEO. Mr. Krisbergh continued that “the actions taken during the quarter to monetize our ITV assets and to refocus them toward videotelephony gives us additional resources to continue the development of the video phone product that we believe represents a larger and more contemporaneous market opportunity and has a more attractive business model than ITV.”

As part of these transition actions WorldGate also announced that it has entered into an agreement with Mototech, Inc. for the design and volume manufacture of WorldGate’s Ojo personal video phone. Mototech, along with U.S. Robotics and SMC Networks, are affiliates of the Accton Technology group. Accton Technology Corporation, (TAIEX:2345) is a global outsource partner of advanced communication products with a substantial research & development force that optimizes designs to produce top-quality products. They have earned an enviable reputation for the design and manufacture of broadband/networking components under their SMC brand, as well as the OEM manufacture and design under other well known brands for several Fortune 500 companies. They currently manufacture and distribute a full range of high performance high speed data and computer networking products, including cable set top boxes, home gateways, wireless LANs, hubs, switches, routers, etc. “We are very pleased to have a relationship with a recognized, quality supplier such as Mototech,” stated Hal Krisbergh, Chairman and CEO of WorldGate, “and believe they bring the ability to ensure that the Ojo personal video phone will not only be a very reliable consumer electronic product, but also one that is cost effective and takes advantage of the latest electronics manufacturing capabilities and expertise.

Financial Summary:

The financial highlighted for the quarter are:

  Revenues were $0.9 million, an increase of  $0.5 million versus the prior quarter.

  Quarterly income was $146,000 versus the prior quarter’s loss of $3.0 million, primarily reflecting a non-recurring gain of  $3.0 million from the sale of certain assets.

  Quarterly profit per share was $0.005, compared to the prior quarter’s loss per share of $0.13.

  Cash, cash equivalents and short-term investments were $850,000 at September 30, 2003 prior to the receipt of the $2.4 million in early October from the sale of assets.

Revenues for the three months ended September 30, 2003 were $0.9 million, an increase of $0.5 million from the revenue of $400,000 achieved in the second quarter of 2003. , The third quarter revenue includes $700,000 from the sale of excess and slow moving inventory and equipment.

Gross margin for the third quarter ending September 30, 2003 was negative $0.6 million, which included a $400,000 loss on the inventory sold and an additional $300,000 increase in inventory reserve on the remaining inventory.  This compares to a $900,000 negative gross margin in the second quarter of 2003.

For the third quarter ended September 30, 2003, WorldGate reported a quarterly net profit of $146,000, or $.005 per share, compared to a loss of $3.0 million or $0.13 per share for the second quarter of 2003. Included in the third quarter profit was $3.0 million from the sale of certain interactive television intellectual property rights to TVGateway ($2.4 million) as well as WorldGate’s equity interest in TVGateway ($0.6 million). The second quarter loss included a $1.0 million, or $0.04 per share, inventory reserve in the quarter primarily for analog and slow moving inventory.

Cash and cash equivalents, and short-term investments amounted to $850,000 as of September 30, 2003, compared to $763,000 at June 30, 2003.  The increase in cash during the third quarter resulted from the sale of the Company’s equity in TVGateway for $600,000 and the sale of inventory for $600,000 offset partially by cost of operations. Although the sale of certain interactive television intellectual property rights to TVGateway was completed in the third quarter, the $2.4 payment was not received until the first week in October and as a result the balance sheet as of September 30, 2003 includes this $2.4 million within accounts receivable.  Based on current cash usage projections we believe the Company has sufficient cash to operate into the first quarter 2004.  The Company continues to explore financing opportunities that would permit operations to continue beyond this timeframe.

Financial Tables:

WorldGate Communications — Statement of Operations

(in thousands, except per share and share data)

	Three Months Ended September 30,
	2003	2002
Total Revenues	$941	$4,296
Cost of Revenues	1,524	3,976
Gross Margin	(583)	320
Gross Margin Percentage	(62)%	7%

Engineering and Operations	680	1,920
Sales and Marketing	173	561
General and Administrative	1,150	680
Depreciation and Amortization	169	319
Total Operating Expenses	2,172	3,480

Loss from Operations before goodwill impairment	(2,755)	(3,160)
Goodwill impairment recorded under SFAS 142
Loss from Operations	(2,755)	(3,160)
Other Income (Expense)	(99)	(3)
Gain on the sale of investment and intellectual property	3,000

Net Income (Loss)	$146	$(3,163)
Net Income (Loss) per Common Share — Basic and Diluted (2003 Estimated)	$0.005	$(0.13)
Weighted Average Common Shares — Basic and Diluted (2003 Estimated)	29,760,000	23,576,243

WorldGate Communications — Statement of Operations
(in thousands, except per share and share data)

	Nine Months Ended September 30,
	2003	2002
Total Revenues	3,497	$11,389
Cost of Revenues	4,218	13,474
Gross Margin	(721)	(2,085)
Gross Margin Percentage	(21)%	(18)%

Engineering and Operations	2,624	6,711
Sales and Marketing	745	2,069
General and Administrative	2,956	2,038
Depreciation and Amortization	592	954
Total Operating Expenses	6,917	11,772

Loss from Operations before good will impairment	(7,638)	(13,857)
Goodwill impairment recorded under SFAS 142		(3,006)
Loss from Operations	(7,638)	(16,857)
Other Income (Expense)	(100)	66
Gain on the sale of investment and intellectual property	3,000

Net Loss	$(4,738)	$(16,797)
Net Loss per Common Share — Basic and Diluted	$(0.20)	$(0.71)
Weighted Average Common Shares — Basic and Diluted	23,579,690	23,572,577

WorldGate Communications — Consolidated Balance Sheet Data

(in thousands)

	September 30, 2003	December 31, 2002
Cash, Cash Equivalents, and Investments	$850	$3,807
Accounts Receivable	2,674	2,593
Inventory	1,423	3,962
Total Assets	7,633	14,019
Total Stockholders’ Equity	6,180	7,295

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standards protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression.  Ojo video phones are designed to operate on the high speed data infrastructure currently provided by cable and DSL providers.  WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone.  WorldGate believes that this unique combination of design, technology and availability of broadband networks allows for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate. and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Vice President

Chief Financial Officer

215-354-5312

www.jboyarski@wgate.com